Exhibit 4.10

I N D E X

PARTIES

CLAUSE 1	AGREEMENT

Premises
Term

CLAUSE 2

Rent

CLAUSE 3

(a)	Deposit
(b)	Transfer of Deposit
(c)	Deposit not to be treated as rent
(d)	Increase in Services Charges Deposit

CLAUSE 4	TENANT’S OBLIGATIONS

(a)	Rent
(b)	Rates
(c)	Utility Charges
(d)	Directory Boards & consent fee
(e)	Water Charges
(f)	(i) Service Charges
(ii) Adjustment of Services Charges
(iii) Additional Service Charges
(iv) Air-conditioning Zone
(g)	Non-payment of Rates & Services Charges treat as non-payment of Rent
(h)	(i)-(ix) Interior Repair
(x) Indemnity against loss/damages from interior defects
(xi) Third Parties Insurance
(i)	Storm and Typhoon
(j)	Vermin and Infestation
(k)	Use service lift
(l)	Rules and Regulations
(m)	Entry by Landlord
(n)	Pipes and Conduits
(o)	Adjacent excavation
(p)	Explosive or unlawful goods
(q)	Manufacturing of goods
(r)	Floor loading
(s)	Keep windows and doors closed

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(t)	(i) Noise and disturbance
(ii) Prohibition of Sale by auction
(u)	Prohibition of illegal immoral use or gambling
(v)	User
(w)	Prohibition of alterations
(x)	Movement of safe, etc.
(y)	Observance of Laws and Conditions of Sale or Government Lease
(z)	Prohibition of Subletting or Transfer
(aa)	Prohibition of Domestic Use
(bb)	Obstruction of common passages
(cc)	Exhibition of signboard
(dd)	Breach of insurance policy
(ee)	Security guards
(ff)	Tenant’s association
(gg)	To permit viewing the premises
(hh)	Installation of electrical wiring
(ii)	Delivery of vacant possession upon expiration

CLAUSE 5	LANDLORD’S OBLIGATIONS

(a)	Quiet possession
(b)	Structural repair
(c)	Government Rent and Property Tax

CLAUSE 6	PROVISOS

(a)	Default
(b)	Supply of air-conditioning services
(c)	Damages by fire and other cause
(d)	Landlord not bound by representation
(e)	No waiver
(f)	Landlord’s inability to perform no excuse for non-payment of rent
(g)	Acts by Tenant’s servants etc.
(h)	Meaning of Tenant
(i)	Tenant waives protection
(j)	Acceptance of rent
(k)	Tenant to indemnify Landlord against claim by Third Party
(l)	Access in repairing works
(m)	Change of Building Name
(n)	Distraint
(o)	No fine
(p)	Service of Notice
(q)	Legal Cost & Stamp Duty

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CLAUSE 7

Not to use Building name/logo

CLAUSE 8

Confidentiality

CLAUSE 9

Contracts (Rights of Third Parties)

CLAUSE 10

Handover Condition

CLAUSE 11

Miscellaneous charges

CLAUSE 12

Governing Law and Jurisdiction

CLAUSE 13

Government Definition

CLAUSE 14

Lettable Area

FIRST SCHEDULE

Part IA - Landlord
Part IB - Tenant
Part II - Premises
Part III - Term

SECOND SCHEDULE

Part I - Particulars of rent
Part II - Deposit
Part III - Service Charges

THIRD SCHEDULE

Part I - Fit out Works
Part II - Building Rules & Regulations
Part III - Landlord’s right
Part IV - Management Company

FOURTH SCHEDULE

Special Condition

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AN AGREEMENT

made the  day of

Two Thousand and Twenty-Five

BETWEEN the person, persons or company more particularly described in Part IA of the First Schedule hereto (hereinafter called “the Landlord”) of the one part and the person, persons or company more particularly described in Part IB of the First Schedule hereto (hereinafter called “the Tenant”) of the other part.

WHEREBY IT IS HEREBY AGREED as follows :-

1. The Landlord hereby demises and the Tenant hereby takes the premises more particularly described in Part II of the First Schedule hereto shown and coloured pink on the plan hereto annexed for the purpose of identification only and is hereinafter referred to as “the said premises” Together with the use in common with the Landlord and his tenants work-people and persons authorised by them of the entrances, passages and staircases leading to the said premises (so far as the same are necessary for the use and enjoyment of the said premises) And of the lavatories on the same floor and to enjoy the central air-conditioning services and of the lifts and escalators service (whenever the same shall be operating) Excepting and Reserving unto the Landlord the rights as set out in Part III of the Third Schedule hereto for the term more particularly specified in Part III of the First Schedule hereto both days inclusive (“the said term”) determinable as hereinafter mentioned.

2. The monthly rental for the said premises for the said term shall be such sum or sums as specified in Part I of the Second Schedule hereto which said sum or sums shall be payable exclusive of rates and service charges (which consist of the management fee which includes the internal cleaning charges and air-conditioning charges) payable in Hong Kong Currency in advance on the first day of each and every calendar month without deduction whatsoever, the first of such payments shall be apportioned according to the number of days then unexpired in the month in respect of which such payment is made and the last of such payments shall be apportioned according to the number of days of the said term remaining in the month in respect of which such payment is due.

3.	(a) The Tenant will on the signing of this Agreement pay to the Landlord the sum as set out in Part II of the Second Schedule hereto by way of total deposit for the due performance and observance of the agreements on the part of the Tenant herein contained (“the Deposit”). At the expiration or sooner determination of this Agreement subject to prior forfeiture in accordance with Clause 6(a)(i) hereof if the Tenant shall have paid all rent due hereunder and if there shall be no breach of any of the agreements on the Tenant’s part to be observed and performed the Landlord will repay to the Tenant the Deposit after delivery of vacant possession of the said premises to the Landlord by the Tenant and after full settlement of all outstanding payments due and payable by the Tenant hereunder whichever is later but without any interest thereon but if there shall be any rent or other sums due hereunder in arrears the Landlord shall apply the Deposit towards payment of such arrears and if there shall be any breach of any of the covenants terms and conditions herein contained the Landlord shall pay or apply the Deposit or such part thereof towards remedying such breach (in so far as this may be possible) and shall only pay the balance (if any) of the Deposit to the Tenant.

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(b)	The parties hereto agree that in the event of the Landlord assigning or transferring the ownership of the said premises or the said Building of which the said premises forms part to any person (“the New Owner”) prior to the termination of the term of this tenancy subject to and with the benefit of this Tenancy Agreement, the Landlord may transfer the Deposit paid by the Tenant hereunder (less any deduction which the Landlord may make according to the terms of this Agreement and the Deposit or the balance thereof after the said deduction) to the New Owner and in that event the Tenant shall waive all claims against the Landlord for the refund of the Deposit but nothing herein provided shall prejudice or affect the right of the Tenant to claim against the New Owner for refund of the same AND a written notice sent by the Landlord or the Landlord’s Solicitors by ordinary post to the Tenant to the address stated herein notifying the change of ownership of the said premises shall be conclusive evidence that the Deposit has been transferred to the New Owner unless the contrary intention is expressed in the said notice.

(c)	In no event shall the Tenant be entitled to treat payment of the Deposit as payment of the rent hereby reserved.

(d)	If at any time the rent and Service Charges payable by the Tenant hereunder shall increase the Tenant shall on demand, increase the amount of the Deposit paid so that it is equivalent to three (3) months’ rent and three (3) months’ Service Charges as defined in Clause 4(f) hereof and failure to pay such increase by the Tenant shall justify forfeiture of this tenancy pursuant to the provision of Clause 6(a)(i) hereof.

4. THE TENANT AGREES WITH THE LANDLORD as follows:-

(a)	To pay the rent herein reserved in manner aforesaid and to pay other charges due hereunder in manner hereinafter mentioned.

(b)	To pay and discharge punctually as from the date of possession of the said premises is delivered to the Tenant and during the said term all rates quarterly in advance within the months of January April July and October Provided that the first payment thereof shall be paid on the commencement of this Agreement and in the event of the said premises not having been assessed to rates by the Government to pay such sum (at 5% of the rent hereby reserved) as shall be required by the Landlord as a deposit by way of security for the due payment of rates subject to adjustment on actual rating assessment being received from the Government and also to pay and discharge all taxes assessments duties charges impositions and outgoings whatsoever now or hereafter to be imposed or charged on the said premises or upon the owner or occupier in respect thereof by the Government of Hong Kong or other lawful authority Government Rent and Property Tax alone excepted.

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(c)	To pay and discharge punctually during the said term all charges for electricity (including charges for the air-conditioning variable air volume boxes or air-handling units installed therein and operated from the Tenant’s own metered electricity supply) telephone rental and other outgoings now or at any time hereafter consumed by the Tenant and chargeable in respect of the said premises and to make all necessary deposits for the supply of electricity and other utilities services to the said premises when required.

(d)	(i) To pay the Landlord or its Management Company as set out in Part IV of the Third Schedule hereto (hereinafter referred to as “the Management Company”) immediately upon demand the cost of affixing repairing altering or replacing as necessary the Tenant’s name to the directory boards at the said Building.

(ii)	To pay to the Landlord or the Management Company on demand all costs charges and expenses which may be incurred by the Landlord for any licence or consent required by this Agreement.

(e)	To pay or reimburse to the Landlord water charges consumed where water shall be required otherwise than for normal toilet flushing/washing purposes and the Landlord may cause to be installed at the expense of the Tenant a separate water meter to measure the consumption thereof by the Tenant. Upon default in payment the Landlord may pay the charges according to the meter which the Tenant shall be responsible to keep in reliable working order and the Tenant shall refund the same on demand and repeated defaults committed by the Tenant shall be a breach justifying the Landlord’s right of re-entry.

(f)	(i) To pay to the Landlord or the Management Company punctually together with payment of rent during the said term such monthly contribution towards the costs, charges and expenses for the management and maintenance of the said Building and for the supply of air-conditioning to the said premises (hereinafter together referred to as “the Service Charges”) as shall reasonably be required by the Landlord or the Management Company and unless and until otherwise demanded by the Landlord or the Management Company such monthly contribution shall be a sum as set out in Part III of the Second Schedule hereto which shall be paid by the Tenant to the Landlord or the Management Company in advance on the first day of each and every calendar month during the said term without deduction whatsoever.

(ii)	If at any time during the said term the operating cost relative to the management and maintenance of the said Building and to the supply of air-conditioning services shall have risen the Landlord or the Management Company shall be entitled from time to time to increase the said Service Charges in proportion to the said increase.

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(iii)	If the Tenant shall require air-conditioning service outside the hours set out in Clause 6(b) hereof, the same can normally be provided on reasonable advance notice (at least 24 hours in advance and must not be less than 2 consecutive hours during weekdays and 4 consecutive hours during Sunday and public holiday) to the Management Company at such special rate as the Landlord may from time to time charge according to the cost of providing the same for every zone area or part thereof for which air-conditioning is provided to be paid on demand from the Landlord or the Management Company.

(iv)	Each floor of the said Building is divided into 6 separate air-conditioning zones. The Tenant shall pay the cost of the additional air-conditioning on receipt of the demand note therefor which may be rendered weekly or at such other intervals as the Landlord may decide.

(g)	The Landlord shall be entitled to treat non-payment of any amount debited to the Tenant in accordance with Clauses 4(b) and (f) or any part thereof in all respects as non-payment of rent under this Agreement.

(h)	To keep all the interior of the said premises including the flooring and interior plaster or other finishing materials or rendering to walls floors and ceilings and the Landlord’s fixtures and fittings therein including all doors windows electrical installations in good clean tenantable substantial and proper repair and condition and properly preserved and painted as may be appropriate when from time to time required and to so maintain the same at the expense of the Tenant and deliver up the same to the Landlord at the expiration or sooner determination of the term in the like condition. The Tenant particularly agrees :-

(i)	to reimburse to the Landlord the cost of replacing all broken and damaged windows or window glass whether the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant;

(ii)	to reimburse to the Landlord the cost of repairing or replacing the curtain walls and shutters of or in the said Building or any part thereof in the event of the same being broken or damaged by the Tenant or by any servant, agent or licensee of the Tenant;

(iii)	to reimburse to the Landlord the cost of repairing or replacing any ceiling, lighting air-conditioning variable air volume boxes or any other part of the air-conditioning system which is damaged or rendered defective by the misuse or negligence of the Tenant or any of the Tenant’s servants, agents, licensees or customers;

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(iv)	to repair or replace if so required by the appropriate Supply Company Statutory Undertaker or Authority as the case may be under the terms of any Electricity Ordinance for the time being in force or any statutory modification or re-enactment thereof or any Regulations made thereunder, all the electrical wiring installations and fittings within the said premises and the wiring from the Tenant’s meter or meter to and within the same to the satisfaction of the Landlord and to engage contractor approved by the Landlord in such installation and repair;

(v)	in the last 3 months prior to the expiration of this Agreement or upon earlier determination of this Agreement to paint french polish or otherwise treat as the case may be all the inside wood and metal work of the said premises in a workmanlike manner and grain varnish and clean the parts of the said premises as usually grained, varnished and cleaned and to paint or paper with good quality materials in a workmanlike manner all walls and ceilings to be executed in such colours patterns and materials as the Landlord may require;

(vi)	upon the signing of this Agreement, to submit to the Management Company 6 sets of decoration plan and mechanical and electrical drawing fire services installation drawing and air-conditioning plan in respect of the said premises for the approval of the Management Company who may in its absolute discretion accept, reject or demand amendments of such plan and drawing or any part thereof as they think fit and the Tenant shall pay the approval fee chargeable by the Management Company;

(vii)	for carrying out such items of the fitting out and decoration works as set out in Part I of the Third Schedule hereto, to employ and engage only contractor or contractors which are of reasonably competent skill not only by relevant industry standard but also to such level commensurate with the said Building as a premier top-class office building in the central business district of Hong Kong and recommended or approved by the Landlord basing on the said requirements; and for carrying out any other approved fitting out and decoration works to the said premises, to employ and engage contractor or contractors of reasonably competent skill by the relevant industry standard engaged by the Tenant and approved by the Landlord.

(viii)	to employ and engage contractor or contractors recommended or approved by the Landlord only for carrying out such items of the fitting out and decoration works as set out in Part I of the Third Schedule hereto and to employ and engage contractor or contractors engaged by the Tenant but approved by the Landlord for carrying out any other approved fitting out and decoration works to the said premises;

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(ix)	to be responsible for the installation of all necessary sub-main cable and wiring and the alterations of all mechanical and electrical installation at the said premises (if necessary) adaptable to the voltage supply as specified from time to time by the Landlord and pay for all installation and alteration charges;

(x)	to be wholly responsible for any damage or injury caused to any other person or property directly or indirectly through the defective or damaged condition of any part of the interior of the said premises and to make good the same by payment or otherwise and to indemnify the Landlord against all claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof. For the better observance of this clause the Tenant undertakes to effect adequate insurance cover in respect of such risks. The policy of such insurance shall be endorsed to show the Landlord as the registered owner of the said premises and loss payee of the proceeds and shall contain a clause to the effect that the insurance cover thereby effected and terms and conditions thereof shall not be cancelled modified or restricted without the prior written consent of the Landlord; and

(xi)	to maintain adequate Third Parties insurance against any Third Parties claim as a result of accident or mishap arising within the said premises.

(i)	(i) To take all reasonable precautions to protect the interior of the said premises from damage threatened by any approaching storm or typhoon.

(ii)	In the event of the said Building being threatened by an approaching storm or typhoon to properly erect the shutter (if any) provided by the Landlord for the protection of window pane for which the Landlord has made provision in the design of the external windows and to keep and preserve such shutters at the Tenant’s expense and not to remove the same from the said premises except for the purpose of necessary repair.

(j)	To ensure that the said premises do not become infested with insects or vermin. In the event of the said premises becoming so infested the Tenant shall pay the cost of extermination as arranged or approved by the Landlord and the selected exterminators shall be given full access to the said premises for such purpose.

(k)	To load and unload heavy furniture and chattels only at such times during business hours at such spaces and through such entrances and by such service lifts as shall be designated by the Management Company for this purpose from time to time.

(l)	To observe faithfully and comply strictly with the Building Rules and Regulations as the Landlord or the Management Company may from time to time adopt. Notice of any additional Building Rules and Regulations shall be given in such manner as the Landlord may elect. The Building Rules and Regulations set out in Part II of the Third Schedule hereto and such additional Building Rules and Regulations shall be binding upon the Tenant and shall have the same force and effect as if set out in the body of this Agreement. The main purpose of the Building Rules and Regulations is to maintain the said Building of which the said premises form part as a first-class office building.

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(m)	(i) To permit the Landlord or the Management Company with or without workmen or others and with or without appliances at all reasonable times to enter upon the said premises (and in the event of any emergency the Landlord or his agents may enter without notice and forcibly if need be) to view the condition thereof and to take inventories of the fixtures and fittings therein; to test the electric wiring; to read the meter and to do any other act or thing which may be required to be done by the Landlord or the Management Company in respect of the said premises, and to make good all defects and want of repair there found to be the liability of the Tenant to the satisfaction of the Landlord within the space of one calendar month or such shorter period as the case may demand from the time of receipt of notice written or verbal from the Landlord to amend or make good the same.

(ii)	If any defects or wants of repair shall be found and if the Landlord or the Management Company shall have either given or left a notice in writing at the said premises or given verbal notice to the Tenant requiring him to amend the same and if the Tenant shall not within 14 days after the service of such notice proceed diligently with the execution of such repairs then to permit the Landlord or the Management Company to enter upon the said premises and execute such repairs and the costs thereof (the amount thereof in case of difference to be determined by the Landlord) together with interest thereon at the rate of 12% per annum calculated from the commencement of such repair works shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

(n)	To permit the Landlord to erect use and maintain pipes and conduits in and through the said premises. The Landlord or the Management Company shall have the right to enter the said premises at all times to examine the same PROVIDED THAT the permission to the Landlord to use such pipes and conduits shall extend to the use of such pipes and conduits by the Landlord’s other authorized tenants and licensees, as the case may be.

(o)	If any excavation or other building works shall be made or authorised in the vicinity of the said Building, the Tenant shall permit the Landlord or the Management Company to enter the said premises to do such work as may be deemed necessary to preserve the exterior walls of the said Building from injury or damage without any claim for damages or indemnity against the Landlord.

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(p)	Not to keep or store or allow to be kept or stored upon the said premises or any part thereof during the term any arms, ammunition, saltpetre, gun-powder, kerosene or any other explosive combustible or unlawful or dangerous goods or substance on or in any part of the said premises save and except licensed shotguns for use by the guards for security purpose the keeping and storage of which shall in no way constitute a contravention of the Laws of Hong Kong.

(q)	Not to use or permit or suffer the said premises to be used for the purpose of the manufacture of goods and merchandise nor for the storage of goods or merchandise other than in small quantities in consistence with the nature of the Tenant’s business as by way of samples and exhibits.

(r)	The Tenant shall not place any load upon any floor of the said premises in excess of the loading capacity for which the floor is designed. The Landlord reserves the right to prescribe the weight and position of all safes which must be placed so as to distribute the weight, business machines and mechanical equipment authorised by the Landlord shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient in the Landlord’s judgement to absorb and prevent vibration noise and annoyance to occupiers of other portions of the said Building.

(s)	The said premises are air-conditioned and the Tenant further agrees to keep all the windows and doors closed while air-conditioned ventilation is in operation and the Landlord shall have the right to send a representative to close the same for the Tenant should it be found that the Tenant does not comply with the notice to that effect and the persistent breach of the Tenant of this clause is a breach of the term of this Agreement justifying the Landlord to exercise the rights of re-entry or other remedies hereunder.

(t)	(i) Not to do or produce or suffer or permit to be done or produced any music noise (including sound produced by broadcasting from Television, Radio or any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the said premises which is, are or may be a nuisance or annoyance to the Landlord or to the tenants or occupiers of adjacent or neighbouring premises.

(ii)	Not to permit or suffer any sale by auction to be held upon the said premises.

(u)	Not to use the said premises or any part thereof for any illegal or immoral purpose or for gambling of any nature.

(v)	Not to use the said premises for any purpose other than as office premises for carrying on the lawful business of the Tenant only and to conduct therein only such business which are duly authorised licensed or approved by the competent Government Authorities and to comply in all respects with the conditions terms and regulations relating to such business or imposed on the granting of the licence in respect thereof.

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(w)	(i) Not to make or permit to be made any alterations in or additions to the said premises or to the electrical installation or other Landlord’s fixtures and fittings therein or install any plant apparatus or machinery therein or cut maim or injure or suffer to be cut maimed or injured any doors windows walls structural members or other fabric thereof without having first obtained the written licence and consent of the Landlord therefor. In particular, any structural alterations additions so approved shall be carried out only by such person or contractor of reasonably competent skill by relevant industry standard as shall be approved by the Landlord or the Management Company.

(ii)	To fit out the interior of the said premises in accordance with the plans approved by the Landlord a copy whereof is retained by each of the parties hereto. The Tenant will not cause or permit to be made any variation to the interior design or layout of the said premises without the prior written approval of the Landlord first having been obtained and in the event of such approval being requested it shall be a condition precedent to the granting thereof that the Tenant shall pay to the Landlord any fees incurred by the Landlord in obtaining the approval of its architect for the relocation of any interior partitioning.

(x)	Not to move any safe heavy machinery equipment freight bulky matter or fixtures in and out of the said Building without first obtaining the Landlord’s written consent. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the said Building or its appurtenances resulting from movement of any heavy machinery equipment freight bulky matter or fixtures.

(y)	To be answerable and responsible for the consequence of any breach of local ordinances orders in Council or Regulations by any inmate or occupier of the said premises and not to do anything in contravention of the provisions of the Conditions of Sale or Government Lease under which the Landlord holds the said premises or of the Deed of Mutual Covenant of the said Building (if any) and to indemnify the Landlord against any breach of the terms of this clause.

(z)	Not to assign underlet or otherwise part with the possession of the said premises or any part thereof either by way of subletting lending sharing or other means whereby any person or persons not a party to this Agreement obtains the use or possession of the said premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer subletting sharing assignment or parting with the possession of the said premises (whether for monetary consideration or not) this Agreement shall at the option of the Landlord absolutely determine and the Tenant shall forthwith surrender the said premises to the Landlord Provided that the happening of any of the following shall be considered a breach of this clause :-

(i)	in the case of a Tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

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(ii)	in the case of a Tenant who is an individual (including a sole proprietor or a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrator, personal representatives, next of kin, trustee or committee of any such individual, or the admission of new partner or partners.

(iii)	in the case of a Tenant which is a corporation, any reconstruction, amalgamation, merger, liquidation (either voluntary or otherwise) or change in the person or persons who own a majority of its voting shares save, in the last mentioned case only, where the Tenant is a public company whose shares are quoted on any established stock exchange or over-the-counter market whether in Hong Kong or elsewhere.

(iv)	the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(v)	the change of the Tenant’s trade name without the previous written consent of the Landlord. In connection with any application for consent under this sub-clause, the Landlord may require the Tenant to produce such evidence as it may think fit to show that no breach of this clause has taken place or is about to take place.

(aa)	Not without the Landlord’s prior permission in writing to permit any person to remain in the said premises overnight. Such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the said premises which shall not be used as sleeping quarters or as domestic premises within the meaning of any ordinance for the time being in force.

(bb)	Not to place or leave in the entrance or any of the staircases, common passages or landings of the said Building not in the exclusive occupation of the Tenant any boxes, goods, furniture, chattels, dust-bins, packing-cases, rubbish or other things or otherwise encumber the same and not to obstruct or permit or suffer to be obstructed any emergency lift access panels in the said premises. The Landlord or the Management Company shall have the right to remove the same at the Tenant’s expense and the Tenant shall indemnify the Landlord against all loss claims damages resulting from such removal.

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(cc)	Not to exhibit or display within or on the exterior of the said premises any writing sign or other device whether illuminated or not which may be visible from outside the said premises except the display of name-plate or signboard of the Tenant at the entrance to the said premises, the size and position of such name-plate or signboard shall be subject to the approval of the Landlord. The Landlord or the Management Company shall have absolute discretion in granting or refusing such approval and any approval to be granted shall be subject to such conditions as the Landlord or the Management Company may think fit or impose. The Landlord or his authorised agents shall have the right to remove at the cost and expense of the Tenant any signboard, sign, decoration or device which shall be affixed or put up or displayed without the prior approval of the Landlord or his agents.

(dd)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the said premises against damage by fire or against claims by Third Parties for the time being subsisting may become void or voidable or whereby the rate of premium or premiums thereon may be increased and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premiums thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this clause.

(ee)	Not to employ any security organisation for the rendering of any services for or in connection with the said premises except with the prior written consent of the Landlord but to permit the Landlord’s servants or security guards to enter the said premises at all reasonable times for security purposes, and to connect and keep the said premises connected to any communal alarm or security system.

(ff)	Not to form or organise or attempt or make any effort to form or organise any tenants’ association or union jointly with any tenants of the said Building for whatever objects or purposes during the continuance of this Agreement.

(gg)	During the period of three months immediately before the expiration of the said term of this Agreement the Tenant shall permit all persons having written authorisation from the Landlord or the Management Company to enter and view the said premises and every part thereof at all reasonable times.

(hh)	To be responsible for all Tenant’s electrical wiring to the light fittings and to the other electrical outlets installations in the said premises and the connection thereto to the Electricity Authority meters and to make his own arrangement with the licensed telecommunication supplier in Hong Kong with regard to the installation of telephones in the said premises, but the installation of lines therefor outside the said premises must be in accordance with the Landlord’s directions.

(ii)	At the expiration or sooner determination of this Agreement to deliver up to the Landlord vacant possession of the said premises together with all Landlord’s fixtures and fittings in its original shell state and in such good repair and condition as aforesaid together with any additional erections alterations or improvements which the Tenant may with the consent of the Landlord as aforesaid have made upon or in the said premises and which the Landlord in his absolute discretion may be willing to retain without payment of any compensation for such additional erections alterations or improvements. The Tenant shall be entitled to remove and shall remove if so required by the Landlord its own trade fixtures subject to making good all damage including damage to the decoration within the said premises and within the said Building caused by such removal to the satisfaction of the Landlord.

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5. THE LANDLORD AGREES WITH THE TENANT as follows:-

(a)	To permit the Tenant (duly paying the rent and rates and observing and performing the terms and conditions herein contained) to have quiet possession and enjoyment of the said premises during the said term without any interruption by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord save as specifically provided herein.

(b)	To amend and repair such defects in the roof main electricity supply cables main drain pipes main walls and exterior window frames of the said Building and the lifts escalators and air-conditioning plant therein as the Landlord shall discover or as the Tenant or other authorised person or Authority shall by notice in writing bring to the attention of the Landlord and to maintain the same in a proper state of repair and condition at the cost of the Landlord Provided that the Landlord shall be entitled to be given a reasonable period of time wherein to view any such defects and to amend and repair the same Provided further that the Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the said lifts and escalators shall be interrupted as the result of mechanical failure or need for repair or overhaul nor shall the Landlord be liable thereby to grant an abatement of rent or Service Charges in respect of such interruption.

(c)	To pay the Government Rent and Property Tax on the said Building.

6. PROVIDED ALWAYS AND IT IS MUTUALLY AGREED as follows: -

(a)	(i) If the rent reserved or any part thereof be in arrears for seven days (whether formally demanded or not) or in the case of the breach or non-performance of any of the stipulations and agreements herein contained on the part of the Tenant to be kept done or performed or if the Tenant (being an individual) shall become bankrupt or (being a corporation) shall go into liquidation or shall have any order made or resolution passed for its winding up or (being a firm or partnership) shall cease trading or shall have its Business Registration cancelled or shall enter into any composition or arrangement with his creditors or shall suffer execution to be levied upon any of his goods or effects it shall be lawful for the Landlord at any time thereafter to re-enter upon the said premises or any part thereof in the name of the whole and to forfeit the Deposit paid under Clause 3 hereof as and for liquidated damages and not as a penalty and thereupon this Agreement shall absolutely determine but without prejudice to any rights which may have accrued to the Landlord by reason of any antecedent breach of any of the obligations on the part of the Tenant hereinbefore contained AND a written notice served by the Landlord on the Tenant or left at the said premises to the effect that the Landlord thereby exercises the power of re-entry shall be a full and sufficient exercise of such power without actual entry on the part of the Landlord. Notwithstanding the foregoing, the Landlord may in any such event at its option elect not to terminate this Agreement but to deduct from the Deposit the amount of any monetary loss incurred by the Landlord in consequence of the breach, non-observance or non-performance by the Tenant (including legal cost and expenses mentioned in Clause 6(n) hereof) in which event the Tenant shall, as a condition precedent to the continuation of the tenancy, deposit with the Landlord the amount so deducted and, if the Tenant shall fail so to do, the Landlord shall forthwith be entitled to re-enter on the said premises and to determine this Agreement in which event the Deposit may be forfeited to the Landlord as hereinbefore provided.

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(ii)	Notwithstanding anything hereinbefore contained in the event rent and or Services Charges are not paid punctually on the first day of each month, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the rate of 1.5% per month calculated from the date on which the same becomes due for payment (i.e. from the 1st day of each month as stipulated in First Schedule and Clause 4(f)(i) hereof) until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this provisions shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy hereof (including the right of re-entry) exercisable under the terms of this Agreement.

(iii)	In addition and without prejudice to the Landlord’s right under Clause 6(a)(i) and (ii) hereinabove, in the event of the Tenant failing to pay rent or committing any breach of this Agreement the Landlord may, and the Tenant hereby specifically authorises the Landlord to, cut off the supply of electricity and air-conditioning to the said premises and to dispose of all objects including goods merchandise equipment furniture and fixtures in or at the said premises in such manner as the Landlord shall deem fit, and any expenses in connection therewith shall be paid by the Tenant and shall be recoverable from it as a debt.

(b)	(i) The Landlord or the Management Company shall provide and maintain for the said premises during the said term a central air-conditioning service between 8:00 a.m. and 7:00 p.m. on weekdays and between 8:00 a.m. and 1:00 p.m. on Saturdays but no such service will be supplied on Sundays and Public Holidays Provided that if typhoon signal No.8 is hoisted, the Landlord or the Management Company may at its sole discretion suspend air-conditioning supply to the said premises for safety purposes And Provided that the Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the air-conditioning plant shall be interrupted as a result of mechanical failure or need for repair or overhaul nor shall the Landlord be liable thereby to grant an abatement of rent or Service Charges in respect of such interruption.

(ii)	Subject to the submission of a technical proposal to the Landlord for approval (which approval shall not be unreasonably withheld), the Tenant may at its own cost install its own fan coil equipment for its computer room for 24 hours operation but the supply of chilled water will be subject to a standard additional charge which shall be subject to review from time to time during the said term.

(c)	(i) If the said premises or any part thereof are rendered uninhabitable by fire water storm wind typhoon defective construction white ants earthquake or any calamity beyond the control of the Landlord and not attributable to any failure by the Tenant to observe and carry out the terms of this Agreement the rent or a part thereof proportionate to the extent to which the said premises shall have been so rendered uninhabitable shall abate and cease to be payable until the same shall have been again rendered fit for occupation Provided Always that the Landlord shall not be required to reinstate the said premises if by reason of the condition of the same or any local Regulations or other circumstances beyond the control of the Landlord it is not practicable economical or reasonable to do so PROVIDED THAT should the said premises or the said Building not have been reinstated and rendered inhabitable in the meantime either the Landlord or the Tenant may at any time after four months from the calamity give to the other of them a notice in writing to determine this Agreement and thereupon the same and everything herein contained shall determine as from the date of the calamity but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent payable hereunder prior to the coming into effect of the suspension or of the Tenant to the return of its deposit pursuant to Clause 3 hereof and any dispute concerning this clause shall be determined by arbitration in accordance with the Arbitration Ordinance Cap.609 of the Laws of Hong Kong or any statutory enactment in that behalf for the time being in force.

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(ii)	If at any time during the continuance of this Agreement the competent authorities shall condemn the said Building as a dangerous structure and it shall be pulled down or shall make a demolition order which shall become operative in respect of the said premises or any part thereof or a closure order in respect of a part of the said premises under their powers this Agreement hereby created shall cease as from the commencement of the pulling down of the said premises or from the time when such demolition or closure order shall become operative.

(d)	The Landlord shall not be bound by any representations or promises with respect to the said Building and its appurtenances or in respect of the said premises except as herein expressly set forth with the object and intention that the whole of the covenants between the Landlord and the Tenant shall be set forth herein and in no way modified by any discussions or correspondence which may have preceded the signing of this Agreement.

(e)	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or admitted by the Landlord unless expressed in writing and signed by the Landlord.

(f)	This Agreement and the obligations of the Tenant to pay rent and other sums due hereunder and perform the Tenant’s obligations hereunder shall in no way be affected impaired or excused because the Landlord is unable due to circumstances beyond his control to fulfil any of his obligations under this Agreement or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair additions alterations or decoration or is unable to supply or is delayed in supplying any equipment or fixtures if the Landlord is prevented or delayed from so doing by reason of strike labour troubles or shortage of materials or any outside cause whatsoever or by reason of any order or regulation of any department of the Hong Kong Government.

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(g)	For the purposes of these presents any act default or omission of the agents servants visitors staffs and customers of the Tenant shall be deemed to be the act default or omission of the Tenant.

(h)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator thereof.

(i)	To the extent that the Tenant can lawfully do so, the Tenant hereby expressly declares that at the expiration or sooner determination of this Agreement the Tenant will not invoke or seek to avail himself of any protection which may or shall hereafter be afforded by any ordinance or regulation of Hong Kong protecting tenants or lessees from eviction but will promptly and punctually quit and deliver up possession of the said premises at the expiration of this Agreement or sooner determination as aforesaid.

(j)	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

(k)	The Landlord shall not be under any liability to the Tenant or to any other person whomsoever in respect of :-

(i)	any loss or damage to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to the overflow of water, influx of rain water or sea water into the said Building or the said premises or the activities of rats or other vermins in the said Building or the escape of fumes smoke fire or any other substance or thing from anywhere within the said Building or caused as a result of burglary or robbery. The Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss damage or injury caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing originating from the said premises or owing to the negligence or default of the Tenant his servants agents or licensees or to the defective or damaged condition of the interior of the said premises or any fixtures or fittings the repair for which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

(ii)	loss of life, injury damage to persons, or property sustained by the Tenant or any other person caused by the defect in or breakdown or suspension of services of the lifts, escalators, fire and security services, air-conditioning plant or other services of the said Building.

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(iii)	loss of life, injury damage to persons, property sustained by the Tenant or any other person caused by fracture, malfunction, explosion, breakdown or suspension of the electricity or water supply to the said Building or the said premises.

(iv)	loss of life, injury damage to persons, property sustained by the Tenant or any other person caused by the neglect or default of the tenants and or occupiers of any other parts of the said Building and their employees agents licensees and visitors.

(v)	for the security or safe keeping of the said Building or any persons or contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord of watchmen and caretakers, security guards or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the said premises or any contents therein and the responsibility for the safety of the said premises and the contents thereof shall at all times rest with the Tenant. Nor shall the rent or other charges payable hereunder or any part thereof abate or cease to be payable on account of any of the foregoing.

(vi)	loss or damage howsoever arising from the non-observance by the other tenants or occupiers of the said Building of the Building Rules and Regulations mentioned in Clause 4(l) hereof.

(l)	The Tenant particularly agrees that :-

(i)	The Landlord shall have access to the said premises at all reasonable times, and upon reasonable notice, for the purpose of carrying out any necessary repair, refurbishment, renovation or decoration works to the said Building or any part thereof (hereinafter referred to as “the said Works”), and

(ii)	The Landlord shall not be liable to the Tenant for any damage claim costs or expenses including loss and damage for inconvenience, disturbance, loss of profit or goodwill, interruption of services resulting from the execution of the said Works by the Landlord, nor shall the Tenant be entitled to claim any abatement of rent on account of any noise, vibration, or other disturbance to the Tenant’s business at the said premises PROVIDED THAT the Landlord shall endeavour to cause as little interference to the Tenant’s business operation or inconvenience to the Tenant as practicably as possible.

(m)	The Landlord shall also have the right at any time without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor to change the arrangement and/or location of entrances passageways doors doorways corridors landings staircases lobbies lifts escalators toilets or other public parts of the said Building or any services or apparatus serving the said Building and to change the name number or designation by which the said Building is known Provided that in the event of change of name number or designation of the said Building, the Landlord shall give to the Tenant and the Postal and other relevant Government Authorities not less than three months’ notice of its intention so to do.

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(n)	For the purposes of Landlord and Tenant (Consolidation) Ordinance, Chapter 7, Part III and of these presents, the rent payable in respect of the said premises shall be and be deemed to be in arrears if not paid in advance at the times and in manner hereinbefore provided for payment thereof. All legal costs of and incidental to the demand for rent distraint or any legal action for the recovery of rent and any other sums due hereunder shall be recoverable from the Tenant as a debt.

(o)	The Tenant hereby expressly declares that he has paid no premium, construction fee, key money or other sum of money of a similar nature to the Landlord or other person or persons authorised by him for the possession of the said premises or for the granting of this tenancy.

(p)	Any notice under this Agreement shall be in writing and any bills statements or notice to the Tenant shall be sufficiently served if left addressed to it at the said premises or any part thereof or sent to its registered office by registered post or left at its last known business address in Hong Kong and any notice to the Landlord shall be sufficiently served if delivered to its registered address or sent to its registered address by registered post or delivered to its last known business address in Hong Kong.

(q)	Each party shall bear its own legal cost to the preparing and completing of this Agreement. The stamp duty and registration fee (if any) on this Agreement and its duplicate shall be borne and paid by the parties hereto in equal shares.

7. The Tenant hereby expressly acknowledges that nothing herein contained shall confer on the Tenant any right interest and privilege to use or permit to be used the name/logo or any part of the name/logo of the Landlord or of the said Building or any picture, representation or likeness of the whole or any part of such name/logo of the said Building as a trade name or part of the trade name for the Tenant’s business operating in the said premises or in anyway in connection with the operation of the Tenant’s business at the said premises save and except the use of the same as the address for the Tenant.

8. The Tenant shall keep confidential and shall not at any time disclose or permit to be disclosed the terms of this Agreement, or any negotiations or discussions relating to this Agreement or any other matter whatsoever in relation to this Agreement, except with the prior consent of the Landlord or as required by any Laws or to the extent that such information has become public knowledge not due to the Tenant’s breach of this undertaking.

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9. Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any right under the Contracts (Rights of Third Parties) Ordinance to enforce any provisions of this Agreement. This does not affect any right or remedy of such third party which exists or is available apart from that Ordinance.

10. The Tenant agrees to take possession of the said premises in its existing state and condition with fittings left by the previous tenant at the commencement of the said term. However, the Landlord does not guarantee that the fittings including but not limited to the mechanical and electrical installation in the said premises are concurrent or in full compliance with relevant government regulations. The Tenant shall be responsible solely to obtain all relevant approvals/consents from the relevant governmental authorities with respect thereto. The Tenant agrees to remove all fixtures and fittings in the said premises (including existing fittings installed by the previous tenant in the said premises) and subject to Clause 4(ii) of this Agreement, deliver the said premises in its original shell condition at the expiration or sooner determination of this Agreement.

11. The Tenant agrees to pay to the Landlord the following charges upon the signing of this Agreement :-

(i)	Vetting fee	:	HK$8,528.00 or HK$2.00 per square foot
(ii)	Debris removal fee	:	HK$14,924.00 or HK$3.50 per square foot
(iii)	Fitting out deposit	:	HK$4,264.00 or HK$1.00 per square foot - (refundable)

12. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in all respects in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit themselves to the non-exclusive jurisdiction of the courts of Hong Kong.

13. The reference to “Hong Kong” shall mean the Hong Kong Special Administrative Region and “the Government” shall mean the Government of the Hong Kong Special Administrative Region.

14. The lettable floor area of the said premises is approximately 4,264 square feet.

It is hereby declared that (if the context permits or requires) the singular number shall include the plural and the masculine gender shall include the feminine and the neuter and vice versa.

AS WITNESS the hands of the parties hereto the day and year first above written.

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THE FIRST SCHEDULE ABOVE REFERRED TO

PART IA

THE LANDLORD

CENTRAL PLAZA MANAGEMENT COMPANY LIMITED whose registered office is situate at Suite 2802 on 28th Floor, Central Plaza, No.18 Harbour Road, Wanchai, Hong Kong agent for the Landlords CHEER CITY PROPERTIES LIMITED (喜怡置業有限公司) and PROTASAN LIMITED.

PART IB

THE TENANT

METALPHA HOLDING (HK) LIMITED (BR No.: 63303102) whose registered office is situate at Suite 6703-04, 67th Floor, Central Plaza, No.18 Harbour Road, Wanchai, Hong Kong.

PART II

THE PREMISES

ALL THOSE OFFICE UNIT NOS. 5506-5507 on the 55th FLOOR of the building known as CENTRAL PLAZA (herein referred to as “the said Building”) at No.18 Harbour Road, Wanchai, Hong Kong erected on All That piece or parcel of ground registered in the Land Registry as INLAND LOT NO.8643.

PART III

TERM OF TENANCY

TWO (2) YEARS commencing on 1st October 2025 and expiring on 30th September 2027, both days inclusive.

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THE SECOND SCHEDULE ABOVE REFERRED TO

PART I

PARTICULARS OF RENT

The monthly rental for the said premises for the said term shall be HONG KONG DOLLARS TWO HUNDRED AND FORTY THREE THOUSAND AND FORTY EIGHT ONLY (HK$243,048.00) but the Tenant is entitled to have a rent-free period of THREE (3) MONTHS from 1st October 2025 to 31st December 2025, both days inclusive (“the Rent-Free Period”) Provided that the Tenant shall be required to pay rates, Service Charges and other charges in full during the Rent-Free Period.

PART II

DEPOSIT

RENTAL DEPOSIT	HK$	729,144.00
SERVICE CHARGES DEPOSIT	HK$	135,595.20
TOTAL	HK$	864,739.20

PART III

The monthly Service Charges for the said premises at the commencement of the said term shall be HK$45,198.40 subject to review.

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THE THIRD SCHEDULE ABOVE REFERRED TO

PART I

FITTING OUT WORKS TO BE CARRIED OUT BY

CONTRACTORS RECOMMENDED OR APPROVED BY THE LANDLORD

1.	Air-conditioning-installation and modifications to the existing system

2.	Electrical installations

3.	Fire services - installation and modifications

4.	Structural engineering works

5.	Plumbing & Drainage

PART II

BUILDING RULES AND REGULATIONS

1.	Plumbing fixtures and toilet facilities shall be used only for the purposes for which they were constructed. No throwing or sweepings rubbish rags or other alien foreign substances shall be deposited therein. All costs for making good damage resulting from any misuse of the plumbing fixtures shall be borne by the Tenant.

2.	Unless with written consent of the Landlord or the Management Company, no Tenant shall drill into or in any way deface any part of the said premises or the said Building including the curtain walls, beams structural members of any part of the fabric of the same and of the decorative features of the common areas, stairs, lifts and escalators of the said Building and of the trees plants and shrubs therein.

3.	Unless with prior written consent of the Landlord or the Management Company, which consent will not normally be granted, no flagpoles or aerials shall be erected, and no flags shall be flown from windows or elsewhere in or upon the said Building. The Landlord or the Management Company may at its discretion provide a communal aerial for the use of tenants of the said Building.

4.	Each Tenant must upon the termination of this tenancy restore to the Landlord or the Management Company all keys of offices and toilet rooms used by the Tenant.

5.	All removals or the carrying in or out of furniture or bulky matter of any description must take place after office hours and during the hours which the Landlord or the Management Company may designate from time to time. The Landlord reserves the right to exclude goods from the said Building which violate any of these Rules and Regulations of this tenancy of which these Rules and Regulations are a part.

6.	No Tenant nor any of the Tenant’s servants employees agents visitors or licensees shall bring into any passenger lift in the said Building any goods effects chattels luggage bulky parcels food trays tiffin carriers or other space-occupying items and the Tenant shall ensure that such items are restricted to the designated cargo lift.

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7.	No Tenant shall do or permit to be done in the said premises or any part thereof any act which shall or might subject the Landlord to any liability or responsibility for injury to any person or to property.

8.	Windows shall remain closed and locked save in emergency such as fire or breakdown of the air-conditioning system and the reasonable extent necessary to enable the Tenant to clean the same.

9.	Canvassing and peddling in the said Building is prohibited and each tenant must co-operate to prevent the same.

10.	Save with the prior written consent of the Landlord or the Management Company, which consent will not normally be granted, no cooking or preparation of food shall be permitted by any Tenant in the said premises.

11.	No Tenant shall permit any unusual or objectionable odours to be produced upon or permeated from the said premises or cause or permit any noise which is or may be a nuisance or annoyance to the occupants of other portions of the said Building.

12.	The Tenant shall not install in the said premises any partitioning or sub-partitioning system other than that supplied or approved by the Landlord.

13.	No animals or pets shall be kept in the said premises.

14.	No other cleaning contractors for the internal cleaning of the said premises shall be employed by the Tenant without the Landlord’s or Management Company’s prior consent.

15.	The Tenant shall not install its own security systems at the entrance of the said premises without the prior written approval of the Landlord or the Management Company such installation should be compatible with the security system to the said Building.

16.	The Tenant shall install independent meters for utilities other than normal facilities provided by the Landlord and shall not install any equipment apparatus or machinery which requires any electrical main wiring or which consumes electricity not metered through the Tenant’s separate meter.

17.	The Tenant shall inform the Management Company prior to the commencement of any approved works in the said premises and in carrying out such works the Tenant shall cause its servants contractors agents to co-operate fully with the Landlord or his agents or with other Tenants in the said Building the Tenant its agents servants contractors shall obey and comply with all instructions and directions which may be given by the Landlord or his agents or representative in connection with the carrying out of such work.

18.	Not to lay or use any floor covering or do anything which may damage or penetrate the existing flooring or screed or slabs.

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19.	Not to block up darken destroy or obscure any window or lights belonging to the said premises without having obtained prior written consent of the Landlord which consent may be given subject to other conditions as the Landlord may in its absolute discretion consider fit to impose.

20.	Not to load or permit or suffer to be loaded into any service lift or passenger lift in the said Building a weight greater than such lift is designed or permitted to carry.

21.	Not to burn or permit to be burnt incense in the said premises or in any part of the said Building.

22.	The Tenant shall be responsible for the removal of debris left by the Tenant’s contractors as a result of the fitting out and decoration works to the said premises.

23.	Not to install additional locks bolts or other fittings to the entrance doors of the said premises or in any way to cut or alter the same without first having obtained the written licence or consent from the Landlord.

24.	Except on Public Holidays, normal business hours for the office tower are defined as 08:00 to 19:00 hours from Monday to Friday, 08:00 to 13:00 hours on Saturday.

25.	To use all toilets on the same floor of the said Building in a sanitary and tenantable manner in common with other tenants.

26.	Save and except the Tenant’s staff and contractors properly registered with the Management Company for necessary night shift work, access to the said Building after normal business hour may be restricted.

27.	The Tenant shall give notice to the Landlord or the Management Company of any damage that may be suffered to the said premises and of any accident to or defects found by the Tenant in the water pipes gas pipes fire services electrical wiring air-conditioning equipment or fittings fixtures or other facilities provided by the Landlord.

28.	Not to install any air-conditioning machinery in the said premises (either in the windows or elsewhere) without the prior written consent of the Landlord.

29.	The Tenant shall lock up the said premises properly at all times after office hours.

30.	Wet Pantry is not allowed in the said premises.

PART III

LANDLORD’S RIGHT

1.	The right of free and uninterrupted passage of services plus the right to enter the said premises for repair and replacement.

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2.	The right to enter the said premises for access to and egress from any machine room under the control of the Landlords on any of the floor of the said Building on which any part of the said premises is situated.

3.	The right on giving reasonable notice to the Tenant (except in case of emergency) to suspend the air-conditioning, lifts, escalators, power supply or other building services for repair or replacement.

4.	To allow or permit at the Landlord’s discretion any person, company or organization to hold functions or exhibitions of any nature or display any merchandise in any part of the common areas of the said Building PROVIDED THAT the Tenant’s free access to the said premises shall not be unduly affected.

PART IV

MANAGEMENT COMPANY

The Management Company shall be Central Plaza Management Company Limited or any other company which may be from time to time appointed by the Landlord as its agent.

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THE FOURTH SCHEDULE ABOVE REFERRED TO

1. (a) Notwithstanding anything herein contained to the contrary, the Landlord hereby expressly consents to the granting of licence(s) by the Tenant to its group company, subsidiary, associated or affiliated company (hereinafter referred to as “the Permitted Licensee(s)”) to occupy and use part of the said premises subject to the Tenant first providing the names and particulars of the Permitted Licensee(s) to the Landlord and subject to the following:

(i) The Tenant shall ensure and cause the Permitted Licensee(s) and each of them to observe and perform all the terms and conditions of this Agreement.

(ii) The Tenant hereby confirms that all of the chattels furniture machines plants equipments and any other articles in on or at the said premises belongs to the Tenant and can be distressed or distrained by the Landlord for non-payment of rent or other charges and execution can be levied upon the same.

(iii) The Tenant agrees to indemnify the Landlord and keep the Landlord indemnified against any losses damages demands suits actions proceedings costs and expenses arising out or directly or indirectly connected with the occupation of the said premises by the Permitted Licensees or any of them.

(b) For the avoidance of doubt, the Permitted Licensee(s) occupation of the said premises is as licensee only and shall not be construed as creating any lease or any interest in land nor as any consent to sublet by the Landlord and the Permitted Licensee(s) shall vacate the said premises at the expiration or earlier determination of this Agreement.

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SIGNED by for and on behalf of Central Plaza Management Company Limited agent for the Landlord whose signature(s) is/are verified by :-	) ) ) ) ) ) ) ) ) ) )

SIGNED by for and on behalf of the Tenant in the presence of :-	) ) ) ) ) ) ) ____________________

Witnessed by: ____________________

(Please sign)

Name of witness: ____________________

(Please fill in)

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RECEIVED the day and year first above written of and from the Tenant the sum of HONG KONG DOLLARS EIGHT HUNDRED AND SIXTY FOUR THOUSAND SEVEN HUNDRED AND THIRTY NINE AND CENTS TWENTY ONLY being the Deposit money hereinbefore mentioned to be paid by the Tenant to the Landlord.	) ) ) ) ) ) ) HK$864,739.20 )

VERIFICATION of the signature(s) by :-

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08
01~02
06~07
05
04
03

55th FLOOR PLAN CENTRAL PLAZA

For Identification Purposes Only And Not To Scale

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Dated the  day of  2025

CENTRAL PLAZA MANAGEMENT COMPANY

LIMITED agent for the Landlords CHEER CITY

PROPERTIES LIMITED (喜怡置業有限公司)

and PROTASAN LIMITED

AND

METALPHA HOLDING (HK) LIMITED

TENANCY AGREEMENT

Of

All Those Office Unit Nos. 5506-5507 on the

55th Floor of the building known as CENTRAL

PLAZA at No.18 Harbour Road, Wanchai,

Hong Kong erected on All That piece or parcel

of land and registered in the Land Registry as

INLAND LOT NO.8643.

WOO KWAN LEE & LO

Solicitors & Notaries,

25th Floor, Jardine House,

Hong Kong.

PI/LWY/510932910/hl

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